Exhibit 99.1

Origin Materials, Inc. Reports Financial Results for Second Quarter 2021

– Successfully Completed Public Listing in June, Resulting in Cash and Cash Equivalent Balance of $471 million –

– Reaffirming Origin 1 and 2 Capital Budget, Production Timeline and Financing –

– Increased Contracted Offtake Agreements and Capacity Reservations to $3.5 billion –

WEST SACRAMENTO, CA., August 12, 2021 – Origin Materials, Inc. (“Origin,” “Origin Materials,” or the “Company”) (Nasdaq: ORGN, ORGNW), the world’s leading carbon negative materials company with a mission to enable the world’s transition to sustainable materials, today announced financial results for its second quarter ended June 30, 2021.

“I am incredibly proud of what the Origin team has accomplished so far in 2021, continuing our mission to enable the world’s transition to sustainable materials. We have taken significant steps to commercialize the business by broadening our customer base beyond CPG into apparel, automotive and industrial end-markets, while also substantially increasing customer demand, strengthening the leadership team, and making significant capital available to the business through the combination of Artius Acquisition, Inc. with Origin. Importantly, we remain on track for the start of production for Origin 1 and Origin 2,” said Rich Riley, Co-Chief Executive Officer of Origin.

Mr. Riley added, “Since announcing the business combination with Artius in February, we have more than tripled our commitments from our customers and partners. On the operational side, we have made steady progress against project milestones for Origin 1 and 2 and are pleased to reaffirm our capital budget and our expectation that we will be able to fully fund the construction of both plants using funds from our own balance sheet and previously indicated traditional project financing sources on our stated timelines. We do not anticipate any additional equity capital will be required to finance our current business plan. We continue to expect the construction of Origin 1 will be completed by the end of 2022 and Origin 2 will be completed by the middle of 2025.”

Key Company Highlights

Origin Materials has increased signed offtake agreements and capacity reservations to $3.5 billion from $1 billion in February. The Company also implemented the following new and expanded partnerships and customer relationships:

•	Launched Net Zero Automotive program with Ford Motor Company (NYSE: F) focused on industrializing new materials to drive decarbonization in the automotive industry.

•

Partnership with Mitsubishi Gas Chemical to industrialize advanced carbon negative chemicals and materials for applications in the automotive, medical, food, information and communication, energy, and infrastructure sectors.

•	Partnership with Solvay to develop advanced carbon negative materials for the automotive industry.

•

Strategic alliance with PrimaLoft to develop carbon negative insulating fiber for outdoor gear, bedding and apparel. PrimaLoft’s iconic brand partners include Patagonia, Stone Island, L.L. Bean, Lululemon, adidas and Nike.

•	Partnership with Packaging Matters to advance carbon negative packaging solutions, building on an existing 10-year supply agreement.

•	Partnership with AECI Much Asphalt to develop low-carbon asphalt.

•	Partnership with AECI Sans Technical Fiber to develop carbon negative materials for apparel and automotive applications.

•	Strategic alliance with Palantir Technologies (NYSE: PLTR) to accelerate the world’s transition to net zero carbon with a focus on decarbonizing the global materials supply chain.

Origin 1 and Origin 2 Financing and Construction Update

As part of our ongoing project construction review, including construction costs and timeline to account for the recent increase in inflation and supply chain disruption, the Company reaffirms the capital budget for the construction of Origin 1 and Origin 2, and is confirming its previously disclosed start of production timelines. Based on preliminary feedback from leading financial institutions that have expertise in financing similarly sized capital projects, the Company reaffirms its expectations that the capital projects for Origin 1 and Origin 2 can be fully funded from its existing cash on hand and previously indicated traditional project financing sources.

Origin has selected Worley, one of the world’s leading engineering organizations as its engineering partner for both Origin 1 and front-end engineering partner for Origin 2.

The Company continues to expect the construction of Origin 1 to be completed before the end of 2022, with commissioning and production at the plant beginning immediately thereafter. Origin is pleased to be working with leading capital projects partners Koch Modular Process Systems, Worley, KSH Solutions, and Jacobs Engineering Group. As of June 30, 2021, installation of most foundations for building and process areas was significantly underway and on track for timely Origin 1 mechanical completion. In addition, Origin had also completed fabrication of the modules that contain all the equipment used for the conversion of biomass feedstock into high value chemicals. By the end of 2021, Origin expects the modules to be lifted and erected, roughly four months ahead of schedule.

Origin continues to expect the construction of Origin 2 will be complete by the middle of 2025. Further, the Company anticipates it will select the Owner’s Engineer and site by the end of 2021, that Origin 2’s Front End Loading (FEL)1 and FEL2 project development stages will be completed in the middle of 2022, and that a construction contract will be issued before the end of Q1 2023. The Company is working with Worley, Deloitte and Fisher International on site selection. Origin expects the engineering, procurement and construction stage of Origin 2 to begin in the end of 2022 and proceed through 2025.

Results for Second Quarter 2021

Cash, cash equivalents and marketable securities were $471 million as of June 30, 2021.

Operating expenses for the second quarter were $6.7 million compared to $1.7 million in the prior year period.

Adjusted EBITDA loss was $3.0 million for the second quarter compared to a loss of $1.6 million in the prior-year period.

Net income was $62.5 million for the second quarter compared to a net loss of $1.7 million in the prior-year period.

Shares outstanding as of June 30, 2021 were 136.7 million excluding 4.5 million shares held by a certain stockholder that are subject to forfeiture based on share price performance targets previously disclosed in our filings.

Full Year 2021 Outlook

Based on current business conditions, business trends and other factors, the Company expects to be within its previously provided guidance:

•	Adjusted EBITDA loss of up to $25 million

•	Capital spending of up to $111 million

For a reconciliation of a non-GAAP figure to the applicable GAAP figure please see the table captioned ‘Reconciliation of GAAP and Non-GAAP Results’ set forth at the end of this press release. These expectations do not consider, or give effect to, among other things, unforeseen events, including changes in global economic conditions.

Webcast and Conference Call Information

Company management will host a webcast and conference call on August 12, 2021, at 5:00 p.m. Eastern Time, to discuss the Company’s financial results.

Interested investors and other parties can listen to a webcast of the live conference call and access the Company’s first quarter update presentation by logging onto the Investor Relations section of the Company’s website at https://investors.originmaterials.com/.

The conference call can be accessed live over the phone by dialing 1-855-327-6838 (domestic) or +1-604-235-2082 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, +1-412-317-6671. The conference ID for the live call and pin number for the replay is 10015909. The replay will be available until 11:59 p.m. Eastern Time on August 26, 2021.

About Origin Materials, Inc.

Headquartered in West Sacramento, Origin Materials is the world’s leading carbon negative materials company. Origin’s mission is to enable the world’s transition to sustainable materials. Over the past 10 years, Origin has developed a platform for turning the carbon found in inexpensive, plentiful, non-food biomass such as sustainable wood residues into useful materials while capturing carbon in the process. Origin’s patented technology platform can help revolutionize the production of a wide range of end products, including clothing, textiles, plastics, packaging, car parts, tires, carpeting, toys, and more with a ~$1 trillion addressable market. In addition, Origin’s technology platform is expected to provide stable pricing largely decoupled from the petroleum supply chain, which is exposed to more volatility than supply chains based on sustainable wood residues. Origin’s patented drop-in core technology, economics and carbon impact are supported by a growing list of major global customers and investors.

Contacts

Origin Materials

Investors:

ir@originmaterials.com

Media:

media@originmaterials.com

Non-GAAP Financial Information

To supplement the Company’s financial results presented in accordance with U.S. GAAP, the Company also uses non-GAAP financial measures, including adjusted EBITDA, as supplemental measures to review and assess the Company’s operating performance. Adjusted EBITDA is defined as net income or loss adjusted for (i) stock-based compensation expense, (ii) depreciation and amortization, (iii) interest expense, net of capitalized interest, (iv) change in fair value of derivative liability, (v) change in fair value of warrants liability, (vi) change in fair value of earnout liability, and (vii) other income, net. The Company believes that these non-GAAP financial measures provide useful information about the Company’s operating results, enhance the overall understanding of the Company’s past performance and future prospects and allow for greater visibility with respect to key metrics used by the Company’s management in its financial and operational decision-making.

Non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. These non-GAAP financial measures have limitations as analytical tools, and when assessing the Company’s operating performance, investors should not consider them in isolation. In addition, calculations of this non-GAAP financial information may be different from calculations used by other companies, and therefore comparability may be limited.

The Company mitigates these limitations by reconciling the non-GAAP financial measures to the most comparable U.S. GAAP performance measures, all of which should be considered when evaluating our performance.

For more information on this non-GAAP financial measure, please see the table captioned “Reconciliation of GAAP and Non-GAAP Results” set forth at the end of this press release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Origin Materials’ business strategy, access to traditional financing sources, budget and timelines to complete Origin 1 and Origin 2, commercial and operating plans and product development plans. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management of Origin Materials and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Origin Materials. These forward-looking statements are subject to a number of risks and uncertainties, including that Origin Materials may be unable to successfully commercialize its products; the effects of competition on Origin Materials’ business; disruptions and other impacts to Origin Materials’ business as a result of the COVID-19 pandemic and other global health or economic crises; changes in customer demand; failure to realize the anticipated benefits of the business combination; failure to access needed capital from traditional financing sources and those factors discussed in and our Quarterly Report on Form 10-Q under the heading “Risk Factors,” and other documents Origin Materials has filed, or will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Origin Materials presently does not know, or that Origin Materials currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Origin Materials’ expectations, plans, or forecasts of future events and views as of the date of this press release. Origin Materials anticipates that subsequent events and developments will cause its assessments to change. However, while Origin Materials may elect to update these forward-looking statements at some point in the future, Origin Materials specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Origin Materials’ assessments of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Origin Materials, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)	June 30, 2021 (Unaudited)	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$470,312	$1,309
Restricted cash	565	565
Other receivables	160	48
Grants receivable	17	—
Prepaid expenses and other current assets	214	144

Total current assets	471,268	2,066
Property, plant, and equipment, net	48,854	45,104
Intangible assets, net	242	258

Total assets	$520,364	$47,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$966	$2,700
Accrued expenses	861	593
Derivative liability	—	1,239
Stockholder convertible notes payable	—	3,232

Total current liabilities	1,827	7,764

PPP Loan	—	906
Earnout liability	157,585	—
Canadian Government Research and Development Program Liability	6,370	6,197
Redeemable convertible preferred stock warrants	—	19,233
Assumed common stock warrants liability	69,180	—
Stockholder note	5,189	5,189
Related party other liabilities, long-term	5,615	5,517
Other liabilities, long-term	3,109	2,500

Total liabilities	248,875	47,306

Commitments and contingencies (See Note 18)
STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value, 1,000,000,000 shares authorized; 136,748,470 and 70,266,925, issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	13	6
Additional paid-in capital	359,928	98,620
Accumulated deficit	(89,928)	(98,888)
Accumulated other comprehensive income	1,476	384

Total stockholders’ equity	271,489	122

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$520,364	$47,428

Origin Materials, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share and per share data)	2021	2020	2021	2020
Operating Expenses
Research and development	$2,339	$904	$3,648	$2,122
General and administrative	4,219	703	8,167	1,302
Depreciation and amortization	121	100	236	204

Total operating expenses and loss from operations	6,679	1,707	12,051	3,628

Other (income) expenses
Interest expense, net of capitalized interest	2,560	50	2,839	113
Change in fair value of derivative liability	1,035	(12)	1,426	(15)

Change in fair value of warrants liability	(27,265)	105	20,844	105
Change in fair value of earnout liability	(45,497)	—	(45,497)	—
Other income, net	(43)	(157)	(623)	(168)

Total other (income) expenses, net	(69,210)	(14)	(21,011)	35

Net income (loss)	62,531	(1,693)	8,960	(3,663)

Other comprehensive income (loss)

Foreign currency translation adjustment, net of tax	626	5,803	1,092	2,603

Total comprehensive income (loss)	63,157	4,110	10,052	(1,060)

Net income (loss) per share, basic	$0.93	$(0.03)	$0.14	$(0.06)

Net income (loss) per share, diluted	$0.63	$(0.03)	$0.13	$(0.06)

Weighted-average common shares outstanding, basic	67,548,052	62,545,293	65,098,310	62,544,604

Weighted-average common shares outstanding, diluted	78,628,591	62,545,293	70,794,743	62,544,604

Origin Materials, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(in thousands)	2021	2020
Cash flows from operating activities
Net income (loss)	$8,960	$(3,663)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	236	204
Stock-based compensation	4,172	18
Amortization of debt issuance costs	14	130
Accretion of debt discount	2,211	40
Change in fair value of derivative liability	1,426	(15)
Change in fair value of warrants liability	20,844	105
Change in fair value of earnout liability	(45,497)	—
Changes in operating assets and liabilities:
Other receivables	(112)	960
Grants receivable	(17)	4
Prepaid expenses and other current assets	(29)	86
Accounts payable	(1,880)	(536)
Accrued expenses	2,899	396
Related party payable	98	—

Net cash used in operating activities	(6,675)	(2,271)

Cash flows from investing activities
Purchases of property, plant, and equipment, net of grants	(2,703)	(1,267)

Net cash used in investing activities	(2,703)	(1,267)

Cash flows from financing activities
Proceeds from notes payable, net of debt issuance costs	11,707	906
Payment of short-term debt	(906)	—
Proceeds from Canadian Government Research and Development Program	173	1,055
Issuance of common stock	55	1
Business combination, net of issuance costs paid	467,530	—

Net cash provided by financing activities	478,559	1,962

Effects of foreign exchange rate changes on the balance of cash and cash equivalents, and restricted cash held in foreign currencies	(178)	184

Net increase (decrease) in cash and cash equivalents, and restricted cash	469,003	(1,392)
Cash and cash equivalents, and restricted cash, beginning of the period	1,874	3,612

Cash and cash equivalents, and restricted cash, end of the period	$470,877	$2,220

Supplemental disclosure of cash flow information
Conversion of stockholder convertible notes payable to common stock	$20,493	$—

Reclassification of redeemable convertible preferred stock warrants to common stock	$54,267	$—

Reclassification of contingently issued equity to liability	$209,380	$—

Net assets assumed from business combination	$83,330	$—

Debt discount related to derivative liability	$2,196	$—

Business combination transaction costs, accrued but not paid	$748	$—

Origin Materials, Inc.

Reconciliation of GAAP and Non-GAAP Results

We believe that the presentation of Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA) is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

We define Adjusted EBITDA as net income or loss adjusted for (i) stock-based compensation expense, (ii) depreciation and amortization, (iii) interest expense, net of capitalized interest, (iv) change in fair value of derivative liability, (v) change in fair value of warrants liability, (vi) change in fair value of earnout liability, and (vii) other income, net.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Income (loss)	$62,531	$(1,693)	$8,961	$(3,663)
Stock based compensation	3,545	9	4,172	18
Depreciation and amortization	121	100	236	204
Interest expense, net of capitalized interest	2,560	50	2,839	113
Change in fair value of derivative liability	1,035	(12)	1,426	(15)
Change in fair value of warrants liability	(27,265)	105	20,844	105
Change in fair value of earnout liability	(45,497)	—	(45,497)	—
Other Income, net	(42)	(157)	(624)	(168)

Adjusted EBITDA	$(3,012)	$(1,598)	$(7,643)	$(3,406)